Exhibit 99.1

Blue Bird Announces the Amendment of Credit Facility
Amendment provides covenant relief through the fiscal second quarter of 2022

MACON, GEORGIA - December 9, 2020 - Today, Blue Bird Corporation (NASDAQ: BLBD), a leading manufacturer of school and activity buses, announced that it entered into a third amendment (the “Third Amendment) to its credit facility, dated as of December 12, 2016 (the “Credit Agreement”).

The Third Amendment provides for covenant relief through Blue Bird’s second fiscal quarter of 2022. For the fiscal 2021 period, the net leverage ratio is replaced by a minimum trailing twelve-month EBITDA quarterly covenant and a monthly liquidity test. The Third Amendment also provides for a higher net leverage ratio for the first half of fiscal 2022.

Other terms of the amended credit facility include a higher borrowing cost of 50 basis points on borrowed moneys, 25 basis points higher on the unused line fee, a cash sweep provision and lower total availability on its revolving commitments. Blue Bird may revert back to the original terms and conditions if it chooses to terminate the covenant relief granted by the Third Amendment.

"We are pleased to have successfully amended our loan agreement," said Phil Horlock, Chief Executive Officer. "The amendment provides Blue Bird with the financial flexibility to operate our business during the Covid-19 pandemic while preserving our efforts for future revenue growth. We appreciate the continued support of our lending partners in helping us achieve our strategic initiatives and improve the overall financial position of the company."

Additional details on the terms of the amendment are available in the 8-K filed with the Securities and Exchange Commission on December 9, 2020.

About Blue Bird Corporation

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered, gasoline-powered and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Contact

Mark Benfield
Profitability & Investor Relations
Blue Bird Corporation
(478)822-2315
Mark.Benfield@blue-bird.com
# # #